EXHIBIT 99.1

700 LOUISIANA STREET	FAX: 713 225-6475
SUITE 4300	TELEPHONE: 713 570-3200
HOUSTON, TEXAS 77002
PRESS RELEASE
Pioneer Announces 2007 Second Quarter Results
     Houston, Texas (August 9, 2007) — Pioneer Companies, Inc. [NASDAQ: PONR] today reported net income of $5.0 million, or $0.42 per diluted share, on revenues of $130.3 million for the three months ended June 30, 2007. This compares to net income of $15.4 million, or $1.30 per diluted share, on revenues of $132.5 million for the second quarter of 2006. For the six months ended June 30, 2007, Pioneer’s net income was $12.3 million, or $1.03 per diluted share, on revenues of $252.7 million, as compared to net income of $31.5 million, or $2.65 per diluted share, on revenues of $267.4 million for the six months ended June 30, 2006.
     Revenues decreased by approximately $2.3 million (less than 2%) for the three months ended June 30, 2007 compared to the same period in 2006. Revenues decreased by approximately $14.7 million (approximately 5%) for the six months ended June 30, 2007 compared to the same period in 2006. The decrease in revenues resulted primarily from a decrease in chlorine and caustic soda sales of approximately $12.2 million due mainly to lower average sales prices during the 2007 period, and decreased revenues from Pioneer’s other products of $2.5 million (mainly from lower bleach sales).
     Pioneer’s average ECU netback during the second quarter of 2007 was $540, which was $18 higher than the average ECU netback of $522 during the preceding quarter, and $37 lower than the average ECU netback of $577 in the second quarter of 2006. During the first half of 2007, Pioneer’s average ECU netback was $531 compared to $596 in the 2006 period (a decrease of approximately 11%). For the month of July 2007, our average ECU netback was approximately $563.
     Pioneer’s ECU production was 171,084 ECUs in the second quarter of 2007, as compared to 166,426 ECUs in the first quarter of 2007 and 169,759 ECUs in the second quarter of 2006.

     Cost of sales increased by $5.4 million, or more than 5%, to $107.4 million for the three months ended June 30, 2007 as compared to the same period in 2006. In the 2007 period, our cost of sales included higher transportation costs of $4.6 million, a decrease in variable product costs of $0.4 million, and an increase in fixed costs of $1.2 million, as compared to the same period in 2006. The increase in transportation costs of $4.6 million includes higher freight costs due to increased rates, increases for rail car rentals and the costs of our trucking operations conducted by our subsidiary, Pioneer Transportation. The decrease in variable product costs of $0.4 million included $1.1 million of lower costs from inventory movement and lower purchase for resale costs for our products of $0.5 million. These decreases were offset in part by increased production costs of $1.3 million which included higher salt and electricity costs, partially offset by lower steam cost at Becancour. The increase in fixed costs of $1.2 million primarily included higher costs of $1.0 million due to the timing of plant maintenance and turnaround projects, other maintenance costs of $0.4 million, utility cost of $0.2 million and higher employee related costs of $0.7 million. These increases were offset in part by the absence in the current period of brine sludge disposal costs at our Dalhousie site of $1.7 million recorded in the same period last year. We also recognized increased depreciation expense related to the St. Gabriel plant as a result of a revised estimated service life of certain depreciable assets at the plant in connection with the plant expansion project. This increase in depreciation expense of $0.9 million for the second quarter of 2007 was offset by a reduction of depreciation expense at our Dalhousie plant.
     Cost of sales increased by $4.8 million, or more than 2%, to $206.5 million for the six months ended June 30, 2007 as compared to the same period in 2006. In the 2007 period, our cost of sales included higher transportation costs of $6.8 million, a decrease in variable product costs of $5.3 million, and an increase in fixed costs of $3.3 million as compared to the same period in 2006. The increase in transportation costs of $6.8 million includes higher freight costs due to increased rates, increases for rail car rentals and the costs of our trucking operations conducted by our subsidiary, Pioneer Transportation. The decrease in variable product costs of $5.3 million was due primarily to lower production costs of $3.5 million, which was caused by lower steam cost at our Becancour plant and lower electricity costs, but offset by higher salt cost. The decrease was also due to lower purchase for resale costs of caustic soda and other products of $1.8 million. The increase in fixed costs of $3.3 million primarily included higher costs of $2.9 million due to the timing of plant maintenance and turnaround projects, other maintenance costs of $1.3 million, higher employee related costs of $1.3 million and higher depreciation expense of $0.4 million. These increases were offset in part by the absence in the 2007 period of brine sludge disposal costs at our Dalhousie site of $1.7 million recorded in the same period last year. The 2007 period also included lower utilities costs of $1.2 million, primarily at our Becancour, Quebec plant. We incurred lower steam costs at our Becancour plant during the first six months of 2007 due to a long-term contract signed in the third quarter of 2006 to purchase steam from a nearby cogeneration facility at a rate significantly lower than the cost incurred to produce steam internally. We also recognized increased depreciation expense related to the St. Gabriel plant as a result of a revised estimated service life of certain depreciable assets at the plant in connection with the plant expansion project. This increase in depreciation expense of $1.8 million for the first six months of 2007 was offset by the reduction of depreciation expense at our Dalhousie plant.
     Selling, general and administrative expenses increased by $0.7 million, or approximately 8%, to $9.7 million for the three months ended June 30, 2007, as compared to the three months ended June 30, 2006. The increase includes $0.9 million of professional fees related to the pending merger with Olin.
     Selling, general and administrative expenses increased by $1.9 million, or approximately 11%, to $18.9 million for the six months ended June 30, 2007, as compared to the six months ended June 30, 2006. The increase primarily resulted from the change in the bad debt allowance of $0.5 million between the first half of 2007 and the first half of 2006, higher employee related costs of $0.4 million and higher consultant fees which included $0.9 million of fees related to the pending merger with Olin Corporation.
     During the second quarter of 2007, Pioneer redeemed the remaining $75.0 million of its 10% Senior Secured Guaranteed Notes, and paid a related prepayment premium of $1.9 million. To make this redemption, Pioneer used a portion of the proceeds from the issuance of the 2.75% Convertible Senior Subordinated Notes. Further, there were no borrowings under Pioneer’s revolving credit facility in the second quarter of 2007.
     Interest expense was $1.4 million for the three months ended June 30, 2007 compared to $2.6 million for the same period in 2006. The decrease in interest expense of $1.2 million was due to a lower interest rate on outstanding debt during the 2007 period. Interest expense was $3.5 million for the six months ended June 30, 2007 compared to $5.3 million for the same period in 2006. The decrease in interest expense of $1.8 million was due to (i) a lower debt balance in the first quarter of 2007 and, (ii) a lower interest rate on outstanding debt during the second quarter of 2007 period as a result of the issuance of the 2.75% Convertible Notes in March 2007 and the subsequent redemption of the remaining $75.0 million principal balance of the 10% Senior Notes in April 2007.
     Interest income was $2.2 million for the three months ended June 30, 2007 compared to $0.5 million for the same period in 2006. Interest income was $3.6 million for the six months ended June 30, 2007 compared to $0.7 million for the same period in 2006. The increase in interest income for the three and six months ended June 30, 2007 as compared to the same periods in 2006 resulted from a higher average cash balance and higher yielding investments during the 2007 period.
     Pioneer has substantial Canadian operations and accordingly must measure Canadian dollar-denominated account balances in U.S. dollars for financial reporting purposes. Accordingly, in the second quarter of 2007, Pioneer reported other expense, net, of $5.7 million which consisted primarily of currency exchange loss of $3.8 million, compared to other expense, net, of $2.1 million which consisted primarily of currency exchange loss in the second quarter of 2006.
     Income tax expense for the second quarter of 2007 was $2.7 million, compared to income tax expense of $2.1 million for the second quarter of 2006.
     At June 30, 2007, Pioneer had liquidity of $127.7 million, which included $126.5 million of cash and $1.2 million available for borrowing under Pioneer’s revolving credit facility, which was net of $31.8 million of outstanding letters of credit.

     Michael Y. McGovern, Pioneer’s Chairman, President and Chief Executive Officer, stated, “Our average ECU netback of $540 for the second quarter of 2007 showed a small increase from the average ECU netback of $522 during the first quarter of 2007. In addition, our revenues for the second quarter of 2007 remained strong, showing only a minimal decrease from our revenues in the second quarter of 2006 and a 6% increase from our revenues in the first quarter of 2007. During the second quarter of 2007, however, we had some non-operational items which impacted our bottom line, including the $3.8 million of currency exchange loss, and the prepayment penalty of $1.9 million from the redemption of our 10% Senior Notes. We also had additional depreciation expense of $1.8 million relating to our St. Gabriel project and increased transportation costs of $4.6 million.
     Mr. McGovern further stated, “As previously announced, our special meeting of stockholders to approve the merger with Olin Corporation has been set for August 28, 2007. If the Company’s stockholders approve the merger, and all other conditions to closing are satisfied or waived, we expect to close the merger on or about August 31, 2007.”
     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and several downstream manufacturing facilities in North America. Pioneer’s common stock trades on the NASDAQ Global Market under the symbol PONR.
     Pioneer has filed its quarterly report on Form 10-Q for the quarter ended June 30, 2007, and has posted it to its Internet web site. Other information and press releases of Pioneer Companies, Inc. can also be obtained from its Internet web site at www.piona.com.
     Pioneer will conduct a teleconference on August 13, 2007, at 10:00 a.m. CDT in order to discuss its financial results for the second quarter of 2007. To access the webcast of the conference call, please log on to www.piona.com and go to Investors and then to Conference Calls. To listen to the live webcast, please go to this website approximately fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live webcast, a replay will be available shortly after the call on the web site.
     Individuals who are interested in listening to the conference call may call (888) 802-2278 at approximately 10:00 a.m. CDT. A telephonic replay will be available from 1:00 p.m. CDT on Monday, August 13, 2007 through 12:00 p.m. CDT on Saturday, August 18. To access the replay, please call (888) 203-1112. Please enter the following ID Number: 5015436.
     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, the cyclical nature of the markets for Pioneer’s products and raw materials, the fluctuations in demand and prices for Pioneer’s products and raw materials, increases in energy prices, Pioneer’s access to and the cost of rail transportation, Pioneer and industry production volumes, competitive prices, and other risks and uncertainties described in Pioneer’s filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.
Contact: Gary Pittman (713) 570-3200

PIONEER COMPANIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues	$130,278	$132,533	$252,719	$267,405
Cost of sales	(107,414)	(102,025)	(206,465)	(201,663)

Gross profit	22,864	30,508	46,254	65,742

Selling, general and administrative expenses	(9,658)	(8,916)	(18,941)	(16,995)
Gain (loss) on asset dispositions and other, net	(638)	95	(589)	407

Operating income	12,568	21,687	26,724	49,154

Interest expense	(1,373)	(2,555)	(3,455)	(5,284)
Interest income	2,239	482	3,564	745
Other expense, net	(5,706)	(2,075)	(6,830)	(4,365)

Income before income taxes	7,728	17,539	20,003	40,250
Income tax expense	(2,703)	(2,125)	(7,733)	(8,786)

Net income	$5,025	$15,414	$12,270	$31,464

Net income per share:
Basic	$0.42	$1.31	$1.04	$2.67
Diluted	$0.42	$1.30	$1.03	$2.65

Weighted average number of shares outstanding:
Basic	11,842	11,770	11,805	11,765
Diluted	11,925	11,856	11,904	11,853

PIONEER COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	June 30,	December 31,
	2007	2006
Assets
Current assets	$228,363	$204,125
Property, plant and equipment, net	152,056	152,784
Other assets, net	5,013	1,850
Excess reorganization value over the fair value of identifiable assets	84,064	84,064

Total assets	$469,496	$442,823

Liabilities and stockholders’ equity
Current liabilities	$51,958	$60,572
Long-term debt, less current portion	121,760	101,761
Employee benefits and other long-term liabilities	98,498	95,670
Total stockholders’ equity	197,280	184,820

Total liabilities and stockholders’ equity	$469,496	$442,823

PIONEER COMPANIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended
	June 30,
	2007	2006
Operating activities:
Net income	$12,270	$31,464
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	12,505	11,998
Reduction of allowance for doubtful accounts	(55)	(858)
Deferred tax expense	644	3,144
Gain on disposal of assets	(111)	(477)
Currency exchange loss	4,329	2,110
Loss on early debt extinguishment	2,500	2,500
Stock-based compensation expense	266	674
Accretion of asset retirement obligations	467	152
Net effect of changes in operating assets and liabilities	(22,780)	(5,253)
Other	(99)	—

Net cash flows from operating activities	9,936	45,454

Investing activities:
Capital expenditures	(11,722)	(4,734)
Proceeds from disposal of assets	444	331

Net cash flows used in investing activities	(11,278)	(4,403)

Financing activities:
Excess tax benefits on stock options exercised	—	53
Payment of premium on early debt extinguishment	(2,500)	(2,500)
Proceeds from issuance of convertible notes	120,000	—
Debt issuance costs	(3,993)	—
Repayments of long-term debt	(100,978)	(51,452)
Proceeds from issuance of stock, net	—	219

Net cash flows from (used) in financing activities	12,529	(53,680)

Effect of exchange rate changes on cash	92	(22)

Net change in cash and cash equivalents	11,279	(12,651)
Cash and cash equivalents at beginning of period	115,216	62,790

Cash and cash equivalents at end of period	$126,495	$50,139